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[COOLEY GODWARD CASTRO HUDDLESON & TATUM LETTERHEAD]



May 31, 1996

Corvas International, Inc.
3030 Science Park Drive
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Corvas International, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), in connection with the public offering of 1,000,000 shares of the Company's Common Stock (the "Shares") as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed that the Shares will be sold at a price authorized by the Board of Directors of the Company or a Pricing Committee of the Board.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Yours very truly,



COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By:  /s/ M. WAINWRIGHT FISHBURN, JR.
    --------------------------------
       M. WAINWRIGHT FISHBURN JR.